EXHIBIT 99.14

Recent Developments

On July 28, 2016, the Province enacted the Miscellaneous Statutes (Housing Priority Initiatives) Amendment Act, 2016 to (amongst other amendments) amend the Property Transfer Tax Act (the “Act”) in order to (amongst other revisions) impose an additional property transfer tax, effective August 2, 2016, on purchases (and other transfers, as specified in the Act) of residential property (as defined in the Act) in the specified area (essentially the Greater Vancouver Regional District, subject to certain areas exempted by the legislation or specifically excluded or included by regulation) by foreign entities and/or particular trustees (as defined in the Act), payable by the purchaser/s (or other transferees, where applicable), with such additional property transfer tax essentially equal to 15% (subject to a lower or higher rate prescribed by regulation of no less than 10% and no greater than 20%) of the foreign entity or taxable trusts’ proportionate share of the fair market value (as defined in the Act) of the residential property, subject to certain exceptions.

It is not possible at this time to accurately determine the impact that the additional property transfer tax will have on the financial position of the Province, however the Province believes that the imposition of such tax is not likely to have a material adverse effect on the financial position of the Province.